Exhibit 99.1

FERMAVIR PHARMACEUTICALS, INC. SIGNS DEFINITIVE AGREEMENT

TO BE ACQUIRED BY INHIBITEX, INC.

Acquisition Weds FermaVir’s Promising Antiviral Programs

 with Inhibetex’s Development Resources

NEW YORK (BUSINESS WIRE) April 10, 2007 — FermaVir Pharmaceuticals, Inc. (OTC BB: FMVR), a company with an antiviral development-stage pipeline that includes FV-100, a highly potent nucleoside analogue for the treatment of herpes zoster infections (“shingles”) that is expected to enter Phase I clinical trials in the third quarter of 2007, and a series of preclinical compounds for the treatment of human cytomegalovirus (CMV) disease, announced today that it has entered into a definitive merger agreement with Inhibitex, Inc. (Nasdaq: INHX).

Under the terms of the agreement, each of the 20.8 million outstanding shares of FermaVir common stock will be exchanged for 0.55 shares of Inhibitex common stock. Immediately following the transaction, FermaVir shareholders are expected to own approximately 27% of the combined company. Inhibitex will also assume up to 13.9 million of outstanding FermaVir options and warrants at the same exchange ratio.  Completion of the transaction is subject to the approval of Inhibitex and FermaVir shareholders, required regulatory approvals and certain other conditions as set forth in the definitive agreement.  The transaction is anticipated to close by the end of July 2007.

FermaVir’s antiviral compounds were discovered in the laboratories of Drs. Erik de Clercq and Jan Balzarini of the Rega Institute for Medical Research, Katholieke Universiteit, Belgium, and Chris McGuigan of Cardiff University, Wales.  Drs. de Clercq and Balzarini have co-invented multiple approved antivirals, including tenofovir, one of the most widely-used nucleoside reverse transcriptase inhibitors (NRTI) for the treatment of HIV AIDS.

“We are delighted to unite forces with the Inhibitex team to advance our pipeline of promising antiviral compounds,” stated Geoffrey Henson, Ph.D., chief executive officer of FermaVir.  “We believe that Inhibitex’s anti-infective development capabilities and experience, along with its resources and operating infrastructure, can enhance and accelerate the development of FV-100 and our CMV program.”

Published in vitro studies demonstrate that FV-100, a prodrug of CF-1743, is the most potent antiviral compound developed to date for the treatment of shingles.  Further, based on its exceptional ability to rapidly enter cells and quickly inhibit viral replication, FV-100 has the potential to further reduce all shingles-related symptoms, including the incidence and the severity of acute pain and post-herpetic neuralgia (PHN), a painful condition caused by damage to the nervous system. Preclinical data also suggest that FV-100 may have a favorable dosing and safety profile compared to currently-available antiviral therapeutics used to treat shingles.

The FermaVir CMV antiviral program includes nucleoside analogues, as well as a series of non-nucleoside analogues, which appear to have a unique mechanism of action and have been shown, in vitro, to possess potent antiviral activity and a favorable cellular toxicity profile.  Inhibitex anticipates that a lead clinical candidate will be nominated from this program by the end of 2007.

“FV-100 and FermaVir’s CMV program represent potential antiviral therapeutics where we believe there is an attractive opportunity for more effective therapies to address unmet medical needs,” stated Russell H. Plumb, president and chief executive officer of Inhibitex. “There are over 2.5 million shingles cases each year and approximately 20% of these patients experience debilitating long-term pain. With respect to CMV, current therapy is limited due to safety and toxicity concerns, such that many transplant patients, who are highly susceptible to these infections, cannot fully benefit from antiviral therapy.”

In connection with this transaction, Geoffrey Henson, Ph.D., chief executive officer of FermaVir, will join Inhibitex as vice president of drug development.  In addition, Richard J. Whitley, M.D. and Erik De Clercq, M.D., Ph.D., current directors of FermaVir, are expected to join the Inhibitex Scientific Advisory Board upon the completion of the transaction.  Gabriele M. Cerrone, director and chairman of FermaVir, and Chris McGuigan, Ph.D., also a current director of FermaVir, are expected to be nominated to serve on the Inhibitex Board of Directors.

Herpes Zoster Overview

Herpes zoster, also known as “shingles”, results from the reactivation of varicella zoster virus (VZV), the same virus that causes chickenpox, and is usually manifested in an often-painful outbreak of rash or blisters on the skin. Individuals who are immunocompromised are more likely to develop shingles.  There are an estimated 2.5 million cases of shingles in the United States, Europe and Japan each year, and approximately 20 percent of these patients will subsequently develop post-herpetic neuralgia (PHN).  PHN is a result of nerve damage caused by shingles and can result in long-term debilitating pain. In addition to advanced age, other factors that increase the likelihood of PHN include the severity of rash and the severity of acute pain during the rash.

CMV Overview

Cytomegalovirus, or CMV, is a member of the herpes virus group, which includes the viruses that cause chicken pox, mononucleosis and herpes simplexes 1 and 2. Like other herpesviruses, CMV has the ability to remain dormant in the human body for extended periods of time. By the age of 40, it is estimated that between 50% and 85% of adults in the U.S. will carry CMV. In most individuals CMV causes little to no apparent illness. However, in immunocompromised individuals, such as HIV patients, those undergoing chemotherapy, or stem cell or solid organ transplant patients, CMV is highly prevalent and can lead to severe conditions such as pneumonitis or hepatitis, or to complications such as acute or chronic rejection of a transplanted organ, and even death.

About FermaVir

FermaVir Pharmaceuticals, Inc. is an emerging biotechnology company positioned for rapid growth by developing important antiviral drugs and other treatments in underserved segments of the pharmaceutical development marketplace. FermaVir’s Intellectual Property portfolio includes a number of patent applications and a worldwide exclusive license for potential new drug treatments of infectious diseases.  Among FermaVir’s lead drug candidates is FV-100, a potential breakthrough antiviral treatment that has demonstrated powerful inhibitory activity and may have potential therapeutic benefit for the treatment of shingles, also known as herpes zoster. FV-100 is believed to be 10,000 times more potent than currently approved shingles drug treatments. FermaVir is also developing compounds that could improve the treatment of

CMV infection, a currently incurable viral disease that can threaten eyesight as well as cause severe morbidity and mortality. For additional information about FermaVir, please visit www.fermavir.com.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the development of products that can treat, prevent or diagnose serious infections.  In addition to its strategy of building a pipeline of antiviral products through in-licensing or acquisition, Inhibitex has several collaborations based upon its proprietary MSCRAMM® protein platform, including those with Wyeth for the development of staphylococcal vaccines, with 3M for the development of diagnostics products, and with Dyax for the development of monoclonal antibodies for the treatment of enterococcal infections. For additional information about Inhibitex, please visit www.inhibitex.com.

Safe Harbor Statement

Certain statements made in this press release are forward looking. Such statements are indicated by words such as “expect,” “might,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although FermaVir believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Form 10K of FermaVir dated August 16, 2006, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that FermaVir will not obtain approval to market its products, the risk that FermaVir technology will not gain market acceptance, the risks associated with dependence upon key personnel, the need for additional financing, the failure of Inhibitex or FermaVir stockholders to approve the transaction and the failure of Inhibitex or FermaVir to satisfy other conditions to the transaction..

Contact:	Geoffrey W. Henson, Ph.D.
CEO
FermaVir Pharmaceuticals, Inc.
Suite 445, 420 Lexington Avenue
New York, NY 10170
Ph. 212-413-0802
Fax 646-723-2744